Exhibit 99.1

NEWS RELEASE

CONTACT: James M. Gasior, President & CEO

(330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend

CORTLAND, Ohio – May 1, 2020 — Cortland Bancorp (NASDAQ: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.14 per share. The dividend will be payable on June 1, 2020, to shareholders of record as of the close of business on May 15, 2020.

“Amid the current challenging environment, we are pleased to be able to pay the quarterly cash dividend, providing an attractive return to our shareholders,” said James Gasior, President and Chief Executive Officer. At the recent stock price of $13.50 per share, the current dividend equates to a yield of 4.1% on an annualized basis. “The Company’s solid capital position provides a stable foundation from which dividends can be paid,” continued Gasior.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.